================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                             ----------------------

                                (AMENDMENT NO. 5)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                             BARNEYS NEW YORK, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $.01 PER SHARE                         06808T 107
--------------------------------------------------------------------------------
    (Title of class of securities)                           (CUSIP number)


                              DAVID A. STRUMWASSER
                          WHIPPOORWILL ASSOCIATES, INC.
                                11 MARTINE AVENUE
                          WHITE PLAINS, NEW YORK 10606
                                 (914) 683-1002
--------------------------------------------------------------------------------
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                 WITH A COPY TO:

                              TED S. WAKSMAN, ESQ.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119
                                 (212) 310-8000
                                December 20, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)
                              (Page 1 of 15 Pages)

================================================================================

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 2 of 15
---------------------------------------------------------------------------                ---------------------------------------
--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                       Whippoorwill Associates, Inc.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)  [ ]
                                                                                                         (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS:                               OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-

--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:               [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   IA; CO
--------------------------- --------------------------------------------------------------------------- ------------------- ------





                                       2

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 3 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   Shelley F. Greenhaus

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (a)  [ ]
                                                                                                              (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                           [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       3

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 4 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   David A. Strumwasser

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (a)  [ ]
                                                                                                              (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- --------------------------------------------------------------------------- ------------------- ------





                                       4

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 5 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   Vega Partners, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                               (a)  [ ]
                                                                                                            (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                           [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       5

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 6 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                           Vega Partners II, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                             (a)  [ ]
                                                                                                          (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:              [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- --------------------------------------------------------------------------- ------------------- ------






                                       6

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 7 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                          Vega Partners III, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a) [ ]
                                                                                                         (b) [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                       [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                             -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- --------------------------------------------------------------------------- ------------------- ------





                                       7

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 8 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                             Vega Partners IV, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                         (a) [ ]
                                                                                                      (b) [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                       [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                             -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:              [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- --------------------------------------------------------------------------- ------------------- ------





                                       8

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 9 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                        Whippoorwill Partners, L.P.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                             (a) [ ]
                                                                                                          (b) [x]
--------------------------- --------------------------------------------------------------------------- --------------------------
3
                            SEC USE ONLY
--------------------------- ------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                      [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                             -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- --------------------------------------------------------------------------- ------------------- ------





                                       9

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 10 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                           Vega Offshore Fund Ltd.


                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                        (a)  [ ]
                                                                                                        (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                        [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       British Virgin Islands
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   CO
--------------------------- --------------------------------------------------------------------------- ------------------- ------





                                       10

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 11 of 15
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                         Whippoorwill Profit Sharing Plan

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                        (a)  [ ]
                                                                                                        (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       New York, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                  [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   EP
--------------------------- --------------------------------------------------------------------------- ------------------- ------


           This Amendment No. 5 ("Amendment No. 5") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on March 27, 2000, as amended by Amendment No. 1 filed on September 11, 2000, as amended by Amendment No. 2 filed on October 25, 2000, as amended by Amendment No. 3 filed on January 15, 2003 and as amended by Amendment No. 4 filed on November 17, 2004 by and on behalf of Whippoorwill Associates, Inc. ("Whippoorwill"), Shelley F. Greenhaus ("Mr. Greenhaus"), David A. Strumwasser ("Mr. Strumwasser"), Vega Partners, L.P., Vega Partners II, L.P., Vega Partners III, L.P., Vega Partners IV, L.P., Whippoorwill Partners, L.P., Vega Offshore Fund Ltd. and Whippoorwill Profit Sharing Plan (the foregoing being referred to collectively as the "Reporting Persons") with respect to their ownership of common stock, par value $0.01 per share ("Common Stock"), of Barneys New York, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Schedule 13D.

           The responses to Item 4 (Purpose of Transaction) and Item 5 (Interest in Securities of the Issuer) are hereby amended as follows:

ITEM 4.    PURPOSE OF TRANSACTION.

           As previously reported, on November 10, 2004, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones") and Flintstone Acquisition Corp., a Delaware corporation ("Merger Sub"). Pursuant to the Merger Agreement, on December 20, 2004, Merger Sub merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation in the Merger. Upon completion of the Merger, the Company became a wholly owned indirect subsidiary of Jones and each holder of Common Stock became entitled to receive $19.00 per share in cash, without interest. Consequently, the Reporting Persons are no longer the beneficial owners of any shares of Common Stock.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           (a) The information in Rows (11) through (13) of the cover pages of this Amendment No. 5 is incorporated herein by reference. As of December 20, 2004, the Reporting Persons no longer beneficially own any shares of Common Stock.

           (b) The information in (i) Rows (7) through (10) of the cover pages of this Amendment No. 5 and (ii) Item 5(a) hereof is incorporated herein by reference.

           (c) The information set forth in Item 4 of this Amendment No. 5 is incorporated herein by reference.

           (d) Not applicable.

           (e) The Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock on December 20, 2004.

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated as of: December 22, 2004             WHIPPOORWILL ASSOCIATES, INC.

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director


                                               /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               SHELLEY F. GREENHAUS


                                               /s/ David A. Strumwasser
                                               --------------------------------
                                               DAVID A. STRUMWASSER



                                           VEGA PARTNERS, L.P.

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                   as General Partner

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director



                                           VEGA PARTNERS II, L.P.

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                   as General Partner

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director

                                           VEGA PARTNERS III, L.P.

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                  as Agent

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director



                                           VEGA PARTNERS IV, L.P.

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                   as Agent

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director



                                           VEGA OFFSHORE FUND LTD.

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                   as Agent

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director


                                           WHIPPOORWILL PROFIT SHARING PLAN

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                   as Agent

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director

                                           WHIPPOORWILL PARTNERS, L.P.

                                           By:  WHIPPOORWILL ASSOCIATES, INC.,
                                                 as General Partner

                                           By: /s/ Shelley F. Greenhaus
                                               --------------------------------
                                               Name: Shelley F. Greenhaus
                                               Title: Managing Director